Pimco Income Opportunity Fund - FINAL REPORT
Record Date: 12/29/08	Meeting Date: 2/26/09
	Record Date Shares
		14,140,870.00
Quorum Totals
	            Common Shares	% of Outstanding

Voted	            12,931,575.00	91.448%
Unvoted	             1,209,294.998 	 8.552%
Total	            14,140,870.000     100.000%

Proposal Totals
			         % of  Common		 % of Common
	   Common Shares	 Shares Outstanding	 Shares Voted
Hans Kertess
For 	   12,614,757.00	 89.208%		 97.550%
Withheld      316,818.00	  2.240%		  2.450%
Total	   12,931,575.002 	 91.448%		100.000%

William B. Ogden, IV
For 	   12,596,356.00	 89.078%		 97.408%
Withheld      335,219.00	  2.371%		  2.592%
Total	   12,931,575.002 	 91.448%		100.000%

Diana L. Taylor
For 	   12,629,325.00	 89.311%		 97.663%
Withheld      302,250.00	  2.137%		  2.337%
Total	   12,931,575.002 	 91.448%		100.000%

Robert E. Connor
For 	   12,596,607.00	 89.079%		 97.410%
Withheld      334,968.00	  2.369%		  2.590%
Total	   12,931,575.002 	 91.448%		100.000%

R. Peter Sullivan III
For 	   12,618,069.00	 89.231%		 97.576%
Withheld      313,506.00	  2.217%		  2.424%
Total	   12,931,575.002 	 91.448%		100.000%

In connection with the Annual Meeting of Shareholders of the Pimco Income Opportunity Fund, PNC Global Investment Servicing hereby certifies the above tabulation of shareholder ballots.



Maura C. Stanley
Section Manager, Client Services